Exhibit 10.19

Date=Grant Date

TO:        <@Name@>

FROM:    Alan S. Armstrong

SUBJECT:    2016 Restricted Stock Unit Award

You have been selected to receive a restricted stock unit award. This award is subject to the terms and conditions of The Williams Companies, Inc. 2007 Incentive Plan, as amended and restated from time to time, and, the 2016 Restricted Stock Unit Agreement (the “Agreement”).

This award is granted to you in recognition of your role as an employee whose responsibilities and performance are critical to the attainment of long-term goals. This award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

Subject to all of the terms of the Agreement, you will become entitled to payment of this award if you are an active employee of the Company on the third anniversary of the grant date.

If you have any questions about this award, you may contact a dedicated Fidelity Stock Plan Representative at 1-800-544-9354.

2016 RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Units (“Restricted Stock Units” or “RSUs”) referred to in the 2016 Restricted Stock Unit Award Letter delivered in hard copy or electronically to Participant (“2016 Award Letter”), is by and between THE WILLIAMS COMPANIES, INC., a Delaware corporation (the “Company”) and the individual identified on the last page hereof (the “Participant”).

1.    Grant of RSUs. Subject to the terms and conditions of The Williams Companies, Inc. 2007 Incentive Plan, as amended and restated from time to time (the “Plan”), this Agreement and the 2016Award Letter, the Company hereby grants an award (the “Award”) to the Participant of <@Num+C @> RSUs effective <@GrDt+C@> (the “Effective Date”). The Award gives the Participant the opportunity to earn the right to receive the number of shares of the Common Stock of the Company equal to the number of RSUs shown in the prior sentence, subject to adjustment under the terms of this Agreement. These shares are referred to in this Agreement as the “Shares.” Until the Participant both becomes vested in the Shares under the terms of Paragraph 4 and is paid such Shares under the terms of Paragraph 5, the Participant shall have no rights as a stockholder of the Company with respect to the Shares; provided, however, that the Participant shall have the right to earn Dividend Equivalents with respect to the RSUs awarded under this Agreement in accordance with Subparagraph 4(i) below.

2.    Incorporation of Plan and Acceptance of Documents. The Plan is hereby incorporated herein by reference, and all capitalized terms used herein which are not defined in this Agreement shall have the respective meanings set forth in the Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan and hereby automatically accepts the RSUs subject to all the terms and provisions of the Plan and this Agreement. The Participant hereby further agrees that he or she has received a copy of, or has online access to, the Plan prospectus, as updated from time to time, and hereby acknowledges his or her automatic acceptance and receipt of such prospectus electronically.

3.    Committee Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all actions, decisions and/or interpretations of the Committee, its delegates, or agents, upon any questions or other matters arising under the Plan or this Agreement.

4.    Vesting; Legally Binding Rights.

(a)    Notwithstanding any other provision of this Agreement, (i) a Participant shall not be entitled to any payment of Shares under this Agreement unless and until such Participant obtains a legally binding right to such Shares and satisfies applicable vesting conditions for such payment and (ii) a Participant shall not be entitled to payment of any Dividend Equivalents unless and until such Participant obtains a legally binding right to, and satisfies applicable vesting conditions for payment of, the underlying Shares on which such Dividend Equivalents are payable.

(b)    Except as otherwise provided in Subparagraphs 4(c) – 4(h) below, the Participant shall vest in all Shares on the third anniversary of the Effective Date (the “Maturity Date”), but only if the Participant remains an active employee of the Company or any of its Affiliates through the Maturity Date.

(c)    If a Participant dies prior to the Maturity Date while an active employee of the Company or any of its Affiliates, the Participant shall vest in all Shares at the time of such death.

(d)    If a Participant becomes Disabled (as defined below) prior to the Maturity Date while an active employee of the Company or any of its Affiliates, the Participant shall vest in all Shares at the time the Participant becomes Disabled. For purposes of this Subparagraph 4(d), the Participant shall be considered Disabled if he or she (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer. Notwithstanding the forgoing, all determinations of whether a Participant is Disabled shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance thereunder.

(e)    If the Participant qualifies for Retirement (as defined in (i) below) with the Company or any of its Affiliates prior to the Maturity Date due to such Retirement, at the time of such Participant’s ceasing being an active employee, the Participant shall vest in a pro rata number of the Shares as determined in accordance with this Subparagraph 4(e). The pro rata number referred to above shall be determined by multiplying the number of Shares subject to the Award by a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date of the Participant’s ceasing being an active employee of the Company and its Affiliates, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

(i) For purposes of this Subparagraph 4(e), a Participant “qualifies for Retirement” only if such Participant experiences a Separation from Service (as defined in (ii) below) after attaining age fifty-five (55) and completing at least three (3) years of service with the Company or any of its Affiliates.

(ii) As used in this Agreement, “Separation from Service” means a Participant’s termination or deemed termination from employment with the Company and its Affiliates. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with his or her employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for his or her employer. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period. For purposes of this Agreement, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Participant and the Company reasonably anticipate the Participant will perform no further services for the Company and its Affiliates (whether as an employee or an independent contractor) or (B) that the level of bona fide services the Participant will perform for the Company and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than twenty (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period or, if the Participant has been providing services to the Company and its Affiliates for less than thirty-six (36) months, the full period over which the Participant has rendered services, whether as an employee or independent contractor. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date.

(iii)    As used in this Agreement, “Affiliate” means all persons with whom the Company would be considered a single employer under Section 414(b) of the Code, and all persons with whom such person would be considered a single employer under Section 414(c) of the Code.

(f)    If the Participant experiences a Separation from Service prior to the Maturity Date within two years following a Change in Control, either voluntarily for Good Reason or involuntarily (other than due to Cause), the Participant shall vest in all of the Shares upon such Separation from Service.

(g)    If the Participant experiences an involuntary Separation from Service prior to the Maturity Date and the Participant either receives benefits under a severance pay plan or program maintained by the Company or receives benefits under a separation agreement with the Company, the Participant shall vest in all Shares upon such Separation from Service.

(h)    If the Participant experiences an involuntary Separation from Service prior to the Maturity Date due to a sale of a business or the outsourcing of any portion of a business, the Participant shall vest in all Shares upon such Separation from Service, but only if the Company or any of its Affiliates failed to make an offer of comparable employment, as defined by a severance pay plan or program maintained by the Company, to the Participant. For purposes of this Subparagraph 4(h), a Termination of Affiliation shall constitute an involuntary Separation from Service.

(i)If the Participant becomes entitled to payment of any Shares under this Agreement, the Participant shall also be entitled to receipt of Dividend Equivalents with respect to such Shares in an amount equal to the amount of dividends, if any, that would have been payable on such Shares if such Shares had been issued and outstanding from the date of this Agreement through the payment date of the Shares. Dividend Equivalents shall remain assets of the Company until paid hereunder and may, in the discretion of the Committee be paid in either cash or Shares. If Dividend Equivalents are paid in Shares, the number of Shares so payable will equal the total amount of Dividend Equivalents payable, if any, divided by the Fair Market Value of a Share on the payment date. No fractional Shares shall be issued.

5.    Payment of Shares and Dividend Equivalents.

(a)    The payment date for all Shares in which a Participant becomes vested pursuant to Subparagraph 4(b) above, and Dividend Equivalents in which the Participant becomes vested pursuant to Subparagraph 4(i), shall be the Maturity Date.

(b)     The payment date for all Shares in which a Participant becomes vested pursuant to Subparagraphs 4(c) and 4(d) above, and Dividend Equivalents in which the Participant becomes vested pursuant to Subparagraph 4(i), shall be no more than thirty (30) days after the date the Participant dies or becomes Disabled, as applicable. If such 30-day period spans two calendar years, then payment will be made in the later calendar year.

(c)    The payment date for all Shares in which the Participant becomes vested pursuant to Subparagraphs 4(e), 4(f) and 4(h) above, and Dividend Equivalents in which the Participant becomes vested pursuant to Subparagraph 4(i), shall be no more than thirty (30) days following such Participant’s Separation from Service, unless otherwise provided in Subparagraph 5(f) below. If such 30-day period spans two calendar years, then payment will be made in the later calendar year.

(d)    The payment date for all Shares in which the Participant becomes vested pursuant to Subparagraph 4(g) above, and Dividend Equivalents in which the Participant becomes vested pursuant to Subparagraph 4(i), shall be no more than sixty (60) days following such Participant’s Separation from Service, unless otherwise provided in Subparagraph 5(f) below. If such 60-day period spans two calendar years, then payment will be made in the later calendar year.

(e)    Upon conversion of RSUs into Shares under this Agreement, such RSUs shall be cancelled. Shares that become payable under this Agreement and will be paid by the Company by the delivery to the Participant, or the Participant’s beneficiary or legal representative, of one or more certificates (or other indicia of ownership) representing shares of Williams Common Stock equal in number to the number of Shares otherwise payable under this Agreement less the number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, equal to the minimum statutory withholding requirements. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and the guidance issued by the Internal Revenue Service thereunder, if federal employment taxes become due upon the Participant’s becoming entitled to payment of Shares, the number of Shares necessary to cover minimum statutory withholding requirements may, in the discretion of the Company, be used to satisfy such requirements upon such entitlement.

(f)    If the Participant was a “key employee” within the meaning of Section 409A(a)(B)(i) of the Code immediately prior to his or her Separation from Service, and such Participant vested in such Shares under Subparagraphs 4(e), (4)(f), 4(g) or 4(h) above, payment shall not be made sooner than six (6) months following the date such Participant experienced a Separation from Service. “Key employee” means an employee designated on an annual basis by the Company as of December 31 (the “Key Employee Designation Date”) as an employee meeting the requirements of Section 416(i) of Code utilizing the definition of compensation under Treasury Regulation § 1.415(c)-2(d)(2). A Participant designated as a “key employee” shall be a “key employee” for the entire twelve (12) month period beginning on April 1 following the Key Employee Designation Date.

6.    Other Provisions.

(a)    The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

(b)    The Participant agrees and understands that, subject to the limit expressed in clause (iii) of the following sentence, upon payment of Shares and Dividend Equivalents under this Agreement, stock certificates (or other indicia of ownership) issued may be held as collateral for monies he/she owes to Company or any of its Affiliates, including but not limited to personal loan(s), Company credit card debt, relocation repayment obligations or benefits from any plan that provides for pre-paid educational assistance. In addition, the Company may accelerate the time or schedule of a payment of vested Shares and Dividend Equivalents, and/or deduct from any payment of Shares and Dividend Equivalents to the Participant under this Agreement, or to his or her beneficiaries in the case of the Participant’s death, that number of Shares and Dividend Equivalents having a Fair Market Value at the date of such deduction to the amount of such debt as satisfaction of any such debt, provided that (i) such debt is incurred in the ordinary course of the employment relationship between the Company or any of its Affiliates and the Participant, (ii) the aggregate amount of any such debt-related collateral held or deduction made in any taxable year of the Company with respect to the Participant does not exceed $5,000, and (iii) the deduction of Shares and Dividend Equivalents is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(c)    Except as provided in Subparagraphs 4(c) through 4(h) above, in the event that the Participant experiences a Separation from Service prior to the Participant’s becoming vested in the Shares under this Agreement, RSUs subject to this Agreement and any right to Shares and Dividend Equivalents issuable hereunder shall be forfeited.

(d)    The Participant acknowledges that this Award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

(e)    RSUs, Shares and Dividend Equivalents and the Participant’s interest in RSUs and Shares and Dividend Equivalents may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to both (i) the Participant’s becoming vested in such Shares and (ii) payment of such Shares and Dividend Equivalents under this Agreement.

(f)    If the Participant at any time forfeits any or all of the RSUs pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in such RSUs and in Shares and Dividend Equivalents payable thereon, if any, issuable hereunder shall terminate upon forfeiture without payment of consideration.

(g)    The Committee shall determine whether an event has occurred resulting in the forfeiture of the Shares and Dividend Equivalents payable thereon in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive.

(h)    With respect to the right to receive payment of the Shares and Dividend Equivalents under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

(i)    The obligations of the Company under this Agreement are unfunded and unsecured. Each Participant shall have the status of a general creditor of the Company with respect to amounts due, if any, under this Agreement.

(j)    The parties to this Agreement intend that this Agreement meet the applicable requirements of Section 409A of the Code and recognize that it may be necessary to modify this Agreement and/or the Plan to reflect guidance under Section 409A of the Code issued by the Internal Revenue Service. Participant agrees that the Committee shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.

(k)    The Participant hereby automatically becomes a party to this Agreement whether or not he or she accepts the Award electronically or in writing in accordance with procedures of the Committee, its delegates or agents.

(l)    Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant the right to continue in the employ of the Company and/or Affiliate.
(m)    The Participant hereby acknowledges that nothing in this Agreement shall be construed as requiring the Committee to allow a Domestic Relations Order with respect to this Award.
7.    Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner. To direct the sale of any Shares issued under this Agreement, contact Fidelity at http://netbenefits.fidelity.com or by telephone at 800-544-9354.

8.    Tax Consultation. You understand you will incur tax consequences as a result of acquisition or disposition of the Shares and Dividend Equivalents. You agree to consult with any tax consultants you think advisable in connection with the acquisition of the Shares and Dividend Equivalents and acknowledge that you are not relying, and will not rely, on the Company for any tax advice.

THE WILLIAMS COMPANIES, INC.

By:_________________________
Alan S. Armstrong
President and CEO
Participant: <@Name
SSN: <@SSN @>